Exhibit 10.2

HAEMONETICS CORPORATION

2005 LONG-TERM INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED

PERFORMANCE SHARE UNIT AGREEMENT

WITH

Christopher Simon

HAEMONETICS CORPORATION
AMENDED AND RESTATED
PERFORMANCE SHARE UNIT AGREEMENT
UNDER 2005 LONG-TERM INCENTIVE COMPENSATION PLAN

THIS AMENDED AND RESTATED PERFORMANCE SHARE UNIT AGREEMENT (“Amended and Restated Agreement”), dated as of June 6, 2017, is by and between Haemonetics Corporation, a Massachusetts Corporation (“Company”), and Christopher Simon (“Employee”).

WHEREAS, the Company has established the Haemonetics Corporation 2005 Incentive Compensation Plan, as amended (“Plan”), a copy of which has been provided to Employee, and which Plan is made a part hereof;

WHEREAS, the Company, upon the determination of the Compensation Committee of the Board of Directors of the Company (“Committee”), previously granted on June 29, 2016 (the “Grant Date”) to the Employee a Performance Share Unit award pursuant to Article 10 (Other Stock Unit Awards) of the Plan with respect to the Company’s $0.01 par value Common Stock (“Stock”), as provided in the Performance Share Unit Agreement dated June 29, 2016 (the “Prior Agreement”); and

WHEREAS, the Company and the Employee desire to make certain changes to the Prior Agreement in order to reform it to reflect the Committee’s original intention and to impose continued employment requirements for accelerated vesting in connection with a Change in Control (as defined below).

NOW, THEREFORE, the parties hereby agree as follows to amend and restate the Prior Agreement in its entirety in the form of this Amended and Restated Agreement effective as of the Grant Date:

1.    Grant of Performance Share Units.

Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Employee a target award (“Target Award”) of 26,210 Performance Share Units (“PSUs”). Each unit represents the right to receive one share of Stock. Subject to satisfaction of the terms and conditions of this Agreement and the Plan, the PSUs shall be settled in Stock. No dividend equivalent rights are payable with respect to the PSUs.

2.    Vesting Schedule.

(a) Vesting. The interest of the Employee in the PSUs shall vest, if at all, on May 10, 2019, (the “Maturity Date”) according to the vesting schedule on Schedule A (“Vesting Schedule”), and also conditioned upon the Employee’s continued employment with the Company through the Maturity Date.

(i)
Calculation of Revenue Metric. The Revenue Performance Metric is determined by comparing Revenue to the Target Revenue on Schedule A. “Revenue” equals fiscal 2019 revenue determined in accordance with GAAP. Both Target Revenue and Revenue may be adjusted by the Committee to reflect mergers, acquisitions and divestures completed during the Performance Period and changes in GAAP which affect the comparability of results.

(ii)
Calculation of Operating Income Metric. The Operating Income Metric is determined by comparing Operating Income to the Target Operating Income on Schedule A. “Operating Income” equals fiscal 2019 operating income determined in accordance with GAAP excluding cash severance, restructuring charges, restructuring related spending, non-cash charges related to transformation activity, impairment charges, and deal amortization. Both Operating Income and Target Operating Income may be adjusted by the Committee to reflect mergers, acquisitions and divestures completed during the Performance Period and changes in the Company’s accounting practices and changes in GAAP which affect the comparability of results.

(iii)
Calculation of Expense Metric. The Expense Metric is determined by comparing the General and Administrative Expense as a percentage of revenue, as determined in accordance with the Company’s accounting practices, to the Target Expense on Schedule A. “General and Administrative Expense” equals selling, general and administrative expense reported on the Company’s fiscal 2019 GAAP income statement, minus all expenses in that item related to sales and marketing in the Company’s accounting records and excluding cash severance, restructuring charges, restructuring related spending, non-cash charges related to transformation activity, impairment charges, and deal amortization. Both revenue and selling, general and administrative expense may be adjusted by the Committee to reflect mergers, acquisitions and divestures completed during the Performance Period and changes in the Company’s accounting policies and changes in GAAP which affect comparability of results.

(iv)
Calculation of Customer Facing Metric. The Customer Facing Metric is determined by comparing the number of full time employment positions at the Company and its subsidiaries which are primarily engaged in sales, sales support, business development, clinical sales, donor sales, field service, global marketing, market intelligence, patience sales, software implementation, product and regional marketing and customer service, including software and hardware maintenance, and excluding all others such as Franchise Marketing, legal Enterprise Information Technology, Human Resources, Finance, Procurement, Regulatory, Quality, Manufacturing, Research and Development.

(v)	Weighting of Metrics. In calculating the Share Payout, the Committee shall weigh each of the four Performance Metrics in accordance with the “Weight” column on Schedule A.

(vi)
Profit Requirement. Notwithstanding the satisfaction of the Performance Metrics and the employment requirement, no Share Payout shall be made under this Agreement unless the Company achieves positive net income of at least one (1) dollar ($1.00) for the Performance Period (the “Profit Requirement”).

(vii)	Negative Discretion. The Committee may exercise negative discretion consistent with Section 162(m) of the Code to reduce the payment under this Agreement.

(viii)	Payment Timing. Subject to any earlier payment made under Section 2(f) below, any Share Payout shall be made by the Company in a single payment of shares of

Stock (subject to applicable tax withholding) no earlier than the Maturity Date and no later than July 31, 2019 following certification by the Committee of the achievement of the Profit Requirement.

(b) Employment Required. Except as otherwise provided in this Section 2, if the Employee ceases to be an employee of the Company prior to the Maturity Date, the PSUs granted to the Employee hereunder shall not vest and instead shall be forfeited. In such event, vesting shall not be pro-rated between the Grant Date and the Maturity Date.

(c) Disability. If such termination of employment is because of the Employee’s Disability while in the employ of the Company, then the continued employment requirement for the Employee shall cease to apply and the Profit Requirement for the PSUs shall be determined as of the End of the Performance Period and paid in accordance with Section 2(a) above; provided, however, that number of shares of Stock paid to the Employee shall be multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date to the date of the Employee’s Disability, and denominator of which is 1095.

(d) Death. If the termination of employment is because of the death of the Employee while in the employ of the Company, then the continued employment requirement for the Employee shall cease to apply and the Profit Requirement for the PSUs shall be determined as of the End of Performance Period and paid in accordance with Section 2(a) above; provided, however, that the number of shares of Stock to be paid to the Employee’s estate shall be multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date to the date of the Employee’s death, and the denominator of which is 1095.

(e) Qualifying Retirement. If such termination of employment is because of the Employee’s Qualifying Retirement while in the employ of the Company, then the continued employment requirement for the Employee shall cease to apply and the Profit Requirement for the PSUs shall be determined as of the End of the Performance Period and paid in accordance with Section 2(a) above; provided, however, that the number of shares of Stock to be paid to the Employee shall be multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date to the date of the Employee’s Qualifying Retirement, and the denominator of which is 1095.

(f) Qualifying Change in Control.

(1) Notwithstanding anything to the contrary contained in any employment agreement, severance agreement, change in control agreement or other agreement with the Employee, this Section 2(f) shall apply if a Change in Control (as defined in Section 2(g) below) occurs prior to the Maturity Date (a “Qualifying Change in Control”) and while the Employee is in the employ of the Company or a Subsidiary.

(2) Effective as of immediately prior to a Qualifying Change in Control, but subject to the occurrence of such Change in Control, the number of PSUs eligible to be vested shall be equal to the number of shares under the Target Award. The number of PSUs determined in accordance with this Section 2(f)(2) is referred to as the “CIC Adjusted PSUs.”

(3) The CIC Adjusted PSUs shall become vested on a Qualifying Change in Control and settled within five days following the occurrence of such Change in Control if a replacement or substitute award meeting the requirements of this Section 2(f)(3) is not provided to the Employee in respect of such PSUs. An award meeting the requirements of this Section 2(f)(3) is referred to below as a “Replacement Award”. An award shall qualify as a Replacement Award if:

(A) it is comprised of restricted stock units with respect to a publicly traded equity security of the Company or the surviving corporation or the ultimate parent of the applicable entity following the Qualifying Change in Control,

(B) it has a fair market value at least equal to the fair market value of the CIC Adjusted PSUs established pursuant to Section 2(f)(2) as of the date of the Qualifying Change in Control,

(C) it contains terms relating to service-based vesting (including with respect to termination of employment) that are substantially identical to the terms set forth in this Agreement and does not contain any terms related to performance-based vesting, and

(D) its other terms and conditions are not less favorable to the Employee than the terms and conditions set forth in this Agreement or in the Plan (including provisions that apply in the event of a subsequent Change in Control) as of the date of the Qualifying Change in Control.

The determination of whether the conditions of this Section 2(f)(3) are satisfied shall be made by the Committee, as constituted immediately prior to a Qualifying Change in Control, in its sole discretion, prior to such Change in Control. If a Replacement Award is provided, the CIC Adjusted PSUs shall not be settled upon a Qualifying Change in Control, but instead as provided under Section 2(f)(4) below.

(4) If, in connection with a Qualifying Change in Control, the Employee is provided with a Replacement Award, such Replacement Award shall vest on the Maturity Date and be settled at the time as set forth in Section 2(a)(viii), subject to the Employee having not incurred a termination of employment with the Company and its Subsidiaries prior to the Maturity Date; provided that, if, within two years following such Change in Control, the Employee incurs a termination of employment due to being a Good Leaver (as defined in Section 2(g) below), then the Replacement Award shall become fully vested effective as of such termination of employment, and the Company shall issue one share to the Employee for each share under the Replacement Award as soon as reasonably practicable, and in no event more than 10 days, following such termination of employment. For purposes of determining the time of an accelerated payout under this Section 2(f)(4), a termination of employment shall mean a “separation of service” within the meaning of Section 409A of the Code.

(g)    Special Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

(1) “Change in Control” means the earliest to occur of the following events.

(A) a person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than thirty-five percent (35%) of the then outstanding shares of the Common Stock, shall acquire such additional shares of the Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions such person or group and affiliates beneficially own thirty-five percent (35%) or more of the Common Stock outstanding,

(B) closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, and

(C) the consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of the common stock of Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this definition, the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of shares of Common Stock by the persons described above immediately before the consummation of such transaction.

Notwithstanding the foregoing, none of the above events or conditions shall constitute a Change in Control for purposes of this Agreement unless the event or condition also constitutes a “Change in Control Event” for purposes of Treas. Reg. §1. 409A-3(i)(5).

(2) “Disability” has the meaning given it in Article 2 of the Plan; provided, however, that the Employee must also be considered to be “disabled” for purposes of Treas. Reg. §1.409A-3(i)(4).

(3) “Good Leaver” means the involuntary termination of the Employee’s employment by the Company other than a Termination for Cause, the Employee’s resignation for Good Reason, or the Employee’s termination of employment due to death, Disability or a Qualifying Retirement.

(4) “Good Reason” shall have the meaning given to such term in an employment agreement, severance or change in control agreement or, if there is no such agreement or if it does not define Good Reason, then Good Reason shall mean the occurrence of any one of the following, in the absence of Employee’s written consent:

(A) a material diminution in the Employee’s annual base salary or target annual incentive compensation from that in effect immediately prior to a Qualifying Change in Control,

(B) the assignment to the Employee of any duties materially inconsistent with Employee’s positions (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, or any other action by the Company that results in a material diminution in such positions, authority, duties, or responsibilities, in each case, from those in effect immediately prior to a Qualifying Change in Control or

(C) the relocation of the Employee to a work location more than 50 miles from the Employee’s current work location (unless, as a result of such relocation, the Employee’s work location is closer to his or her place of residence);

provided that, in each case, (i) the Employee provides written notice to the Company of the existence of one or more of the conditions described in clauses described above within 30 days following the Employee’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, (ii) the Company and its

Subsidiaries fail to cure such event or condition within 30 days following the receipt of such notice and (iii) the Employee incurs a termination of Employment within 30 days following the expiration of such cure period.

(5) “Performance Period” shall mean the three (3) year period beginning on April 3, 2016 and ending on March 30, 2019 (the “End of the Performance Period”).

(6) “Qualifying Retirement” shall mean that the Employee voluntarily retires from the employ of the Company or its Subsidiaries at or after both attaining age fifty-five (55) and completing five (5) consecutive years of service. For purposes of this Agreement, a “year of service” shall mean a twelve (12) month period of continuous full-time employment with the Company (determined without regard to any breaks in service due to any paid leave of absence or any unpaid leave of absence authorized in writing by the Company). For the avoidance of doubt, termination of the Employee’s employment by the Company, either with or without Cause, shall not be treated as a Qualifying Retirement.

(7) “Termination for Cause” Unless otherwise provided under the termination with cause provisions of an individual employment agreement or change in control agreement, to invoke a Termination with Cause, the Company must provide written notice to the Employee of the existence of one or more grounds for termination as set forth below within 30 days following the Company’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting cause, and, with respect to the grounds enumerated in clauses (B), (C) and (D) below, the Employee shall have 30 days following receipt of such written notice during which to remedy any such ground if it is reasonably subject to cure. “Cause” shall have the meaning given to such term in an employment agreement or change in control agreement covering the Employee or, if there is no such agreement or if it does not define Cause, then Cause shall mean the occurrence of any one of the following:

(A) Employee’s conviction of (or a plea of guilty or nolo contendere to) a felony or any other crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety,

(B) the Employee’s failure to perform substantially the Employee’s duties (other than any such failure resulting from Disability),

(C) the Employee engaging in gross misconduct, or

(D) the Employee willfully violating a material Company policy.

3.    Restrictions, Forfeiture and Clawback.

(a) No Transfer. The PSUs granted hereunder may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated.

(b) Forfeiture. Except as provided for in Section 2, if the Employee’s employment with the Company terminates for any reason, the balance of the PSUs subject to the provisions of this Agreement which have not vested at the time of the Employee’s termination of employment shall be forfeited by the Employee, and the Employee shall have no future rights with respect to any such unvested PSUs.

(c) Clawback. This award and any resulting payment or Shares is subject to set-off, recoupment, or other recovery or “clawback” as required by applicable law or by any Company policy on the clawback of compensation, as amended from time to time.

4.    Delivery of Shares.

The means of settlement of vested PSUs is that the Company shall deliver to the Employee a certificate or certificates, or at the election of the Company make an appropriate book entry, for the number of shares of Stock equal to the number of the Employee’s PSUs that vest and are payable as specified in Section 2. An Employee shall have no further rights with regard to PSUs once the underlying Stock has been so delivered.

5.    Employee Shareholder Rights.

Neither the Employee nor any person claiming through the Employee, will have any of the rights or privileges of a stockholder of Haemonetics with respect to the PSUs unless and until Stock has been issued, recorded on the records of the Company or its transfer agent, and delivered to the Employee. No dividend equivalents shall be paid on PSUs with respect to any cash dividends declared during any periods of time prior delivery of the shares of Stock.

6.    Adjustments or Changes in Capitalization.

Adjustments as a result of changes in corporate capitalization and the like or as a result of a corporate transaction shall be made in accordance with Article 4 of the Plan.

7.    Disability or Death of Employee.

Any Stock delivered pursuant to Section 4 shall be delivered to the Employee if legally competent or to a legally designated guardian or representative if the Employee is legally incompetent. If the Employee is not then living, the Stock shall be delivered to the representative of the Employee’s estate.

8.    Taxes.

The Employee acknowledges and agrees that any income or other taxes due from the Employee with respect to the PSUs issued pursuant to this Agreement, including Social Security and Medicare taxes that may be owed on account of the vesting of the PSUs (unless the Company elects to withhold such payroll taxes at a later time in accordance with applicable law), and federal, state and local income taxes that may be owed on account of payment of the PSUs, shall be the Employee’s responsibility. By accepting this grant, the Employee agrees and acknowledges that the Company promptly may withhold from the Employee’s compensation, including but not limited to Stock delivered pursuant to Section 4, the amount of taxes the Company is required to withhold pursuant to this Agreement, unless the Employee shall satisfy such withholding obligation to the Company as provided in Article 17 of the Plan.

9.    Data Privacy Consent.
As a condition of the grant, the Employee consents to the collection, use and transfer of the Employee’s personal data as described in this Section 9. The Employee understands that the Company and its subsidiaries hold certain personal information about the Employee, including the Employee’s name, home address and telephone number, date of birth, social insurance (or security) number or identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company (or any of its subsidiaries), details of all options or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor, for the purpose of implementing, managing and administering the Plan (“Data”). The Employee further understands that the Company and/or a subsidiary may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Plan, and that the Company and/or a subsidiary may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as the United States or Canada, and that the recipient’s country may have different data privacy laws and protections than the Employee’s country. The Employee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data to a broker or other third party with whom the Employee may elect to deposit any shares of Common Stock acquired pursuant to the Plan as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Employee’s behalf. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that the Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to it or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Employee’s local Human Resources representative. Refusal or withdrawal of consent may, however, affect the Employee’s ability to exercise or realize benefits from the grant or the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that the Employee may contact the Employee’s local Human Resources representative.
10.    Miscellaneous.

(a) Enforcement. The Company shall not be required (i) to transfer on its books any shares of Stock of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

(b) Further Acts. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at her/his address then on file with the Company.

(d) No Guarantee of Employment. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to grant the Employee any right to remain an Employee of the Company during the vesting period or otherwise.

(e) Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof. The Agreement is subject to and shall be construed in accordance with the terms of the Plan, and words or phrases defined in the Plan shall have the same meaning for purposes of this Agreement unless the context clearly requires otherwise.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and applicable federal law, without regard to applicable conflicts of laws.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and the Employee has accepted this agreement, effective as of the Grant Date first above written.

HAEMONETICS CORPORATION

/s/ Michelle L. Basil
Its: Executive Vice President and General Counsel

/s/ Christopher Simon
Signature of Employee
Date: June 6, 2017

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